Exhibit 10.2

FIRST AMENDMENT TO LEASE

THIS AMENDMENT (“Amendment”) is made effective as of the 17th day of October 2005, by and between LIBERTY PROPERTY LIMITED PARTNERSHIP, a Pennsylvania limited partnership (hereinafter called ‘Landlord’), and ev3, INC., a Delaware corporation (hereinafter called “Tenant”),

BACKGROUND:

A.                                   Landlord and Tenant arc parties to that certain Lease dated as of May 3, 2002 (the “Lease”) for certain premises containing approximately 63,891 rentable square feet in the Building known as Nathan Lane Technology Center and having an address of 4600 Nathan Lane, Plymouth, Minnesota.

B.                                     At Tenant’s request. Landlord has agreed to expand the parking lot serving the Property on the terms and conditions set forth in this Amendment.

AMENDMENT:

Now therefore, for good and valuable consideration, the receipt and legal sufficiency of’ which the parties acknowledge, the parties agree as follows:

1.                                       Parking Lot Expansion.

(a)                                  Landlord and Tenant hereby approve the plans for the expanded parking lot and related improvements (the “Parking Improvements”) attached to this Amendment as Exhibit “A” (the “Plans”). Landlord shall secure from the Contractor performing the Parking Improvements for the benefit of the Landlord and the Tenant a warranty that the Parking Improvements will be of good quality free from defects for a period of I (one) year and suitable for the intended uses.

(b)                                 Subject to the issuance of all necessary permits and approvals, Landlord shall complete the Parking Improvements, at Tenant’s expense, in accordance with the Plans. The target completion date for the Parking Improvements is November 30, 2005, subject to extension for delays due to weather or any other cause beyond the reasonable control of Landlord or Landlord’s contractors or suppliers.

(c)                                  Tenant shall be responsible for the aggregate of all costs, expenses and fees incurred by or on behalf of Landlord in connection with the Parking Improvements (the “Tenant’s Costs”), including without limitation (i) architectural, engineering and design costs, (ii) all other costs incurred in connection with obtaining the necessary permits and approvals, (iii) reasonable attorneys’ fees incurred in connection with the preparation and negotiation of agreements, easements, consents and other documentation necessary or appropriate 10 the Parking Improvements, including this Amendment, (iv) the cost charged to Landlord by Landlord’s general contractor and all subcontractors for performing such construction, (v) the cost to Landlord of performing directly any portion of such construction and (vi) an administrative and construction management fee rot Landlord’s supervision of such construction in an amount equal to four percent (4%) of the aggregate costs incurred by or on behalf of Landlord in connection with such construction.

(d)                               Tenant shall pay Tenant’s Costs to Landlord, as and when incurred by Landlord, within 10 business days after Tenant’s receipt of each invoice from Landlord for Tenant’s Costs. At Tenant’s request, Landlord shall provide Tenant copies of invoices, contracts or other reasonable supporting documentation from its contractors, suppliers and other vendors documenting those Tenant’s Costs for which Landlord is then seeking payment from Tenant. Based on the best information currently available to Landlord, Landlord estimates that Tenant’s Costs will not exceed $350,000. Tenant has no obligation to pay more than $350,000 (the “Cap”) toward Tenant’s Costs unless Tenant agrees in writing to pay the excess. Landlord has no obligation to incur costs and expenses in excess of the Cap absent such written agreement by Tenant to cover the excess. If after the date hereof Landlord gains knowledge that leads Landlord to believe that the Tenant’s Costs will exceed the Cap, whether because of soil conditions discovered during the course of construction or otherwise, Landlord shall so notify Tenant and consult with Tenant regarding Tenant’s Costs. In such event Landlord shall have no obligation to continue with the construction of the Parking Improvements unless Tenant agrees in writing to cover the Tenant’s Costs in excess of the Cap. Absent such agreement, Landlord shall have the right to cease construction, and in such event Tenant shall reimburse Landlord for all Tenant’s Costs incurred by Landlord through that date, together with all additional out-of- pocket costs and expenses reasonably incurred by Landlord in connection with the cessation of the project and any restoration work Landlord reasonably deems necessary or advisable.

2.                                       Exclusive Use.  Tenant shall have the exclusive use, for parking purposes, of the expansion parking area constructed pursuant to this Amendment for the Lease Term. Landlord shall not permit any other tenant or party to park in the parking area expanded pursuant to this Amendment for the Lease Term.

3.                                       Operating Expenses.  Section 1(c) of the Lease notwithstanding, Tenant shall he responsible for 100% of the Annual Operating Expenses related to the expansion parking area.

4.                                       Defined Terms.  All capitalized terms used in this Amendment not separately defined herein shall have the meaning given them in the Lease.

5.                                       Full Force and Effect.  All of the terms and conditions of the Lease not inconsistent with this Amendment shall remain unmodified and in full force and effect.

6.                                       Counterparts. This Amendment may be executed in counterparts and may be delivered by facsimile transmittal of signed original counterparts.

The parties have executed this First Amendment as of the date stated above.

TENANT:
ev3 Inc.

By:	/s/Patrick D. Spangler
Patrick D. Spangler
Its:	CFO

LANDLORD:
LIBERTY PROPERTY LIMITED
PARTNERSHIP

By:	Liberty Property Trust, its Sole General
Partner

	By:	/s/Robert L. Kiel
Robert L. Kiel
Senior Vice President
Regional Director